UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/11/2005

Casey's General Stores, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-12788

IA	42-0935283
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Convenience Blvd.
PO Box 3001
Ankeny, IA 50021
(Address of Principal Executive Offices, Including Zip Code)

515/965-6100
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

On October 11, 2005, Casey's General Stores, Inc. (NASDAQ: CASY) reported September 2005 same-store sales results. Average gasoline gallons sold per store decreased 1.2% in September 2005 compared to September 2004. The average retail price of gasoline sold during September 2005 was $2.78 per gallon. Same-store sales of grocery and other merchandise increased 2.8% and prepared food and fountain same-store sales increased 2.4% in September 2005 compared to September 2004.

The Company is in the final stages of its due diligence concerning the Gas' N Shop acquisition, and now anticipates the transaction to close by the end of November. Management expects that approximately 53 stores will be acquired in the transaction. The Company is continuing to review the sites that are in competition with existing Casey's locations, and may close up to 11 of the Gas' N Shop stores upon completion of the transaction.

The information contained in this Form 8-K is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Casey's General Stores, Inc.

Date: October 11, 2005.	By:	/s/ William J. Walljasper
William J. Walljasper
Chief Financial Officer